EXHIBIT 10.2

ZIMMER BIOMET

DEFERRED COMPENSATION PLAN

Effective as of January 1, 2022

8.4.	Amendment, Modification, Suspension or Termination	17
8.5.	Rules and Procedures Relating to Payments	17
8.6.	Limitation of Rights and Employment Relationship..	18
8.7.	Code Section 409A.	18

ZIMMER BIOMET

DEFERRED COMPENSATION PLAN

PREAMBLE

1.

Zimmer Biomet Holdings, Inc. hereby amends and restates the Zimmer Biomet Deferred Compensation Plan, effective as of January 1, 2022. The purpose of the Plan is to provide a select group of the Company’s key management and highly compensated employees an opportunity, in accordance with the terms and conditions of the Plan, to defer the receipt of Compensation and have a portion of their Deferrals matched by the Company. By offering this Plan, the Company intends to build management loyalty and its business; provide a tax deferral alternative; permit deferral of amounts beyond the limits of its qualified plans; and further enhance its benefit plans. Notwithstanding any provision in the Plan to the contrary, this Plan, as amended and restated, is intended to comply with the requirements of Code section 409A.

2.

The Plan is an unfunded benefit plan within the meaning of ERISA Sections 201, 301, and 401 and the Code. Benefits payable under the Plan with respect to a Participant or Beneficiary will be paid from the general assets of the Company. The right of a Participant or Beneficiary to receive payment under the Plan is merely a contractual right to payment from the Company, and the Plan does not give Participants or Beneficiaries any interest in, or right to, any of the assets of the Company or any Affiliated Company other than as a general creditor of his or her employer.

3.

Participation in the Plan is voluntary. A Participant may elect to defer a portion of his or her Compensation under the Plan and, at all times, will be 100% Vested in amounts credited to his or her Deferral Account. Amounts credited to a Participant’s Company Matching Contribution Account will become Vested as provided in the Plan.

ARTICLE I.  DEFINITIONS AND CONSTRUCTION

1.1Definitions. Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they will have the meanings specified below.

a.

“Account” or “Accounts” means the bookkeeping accounts maintained for each Participant to record his or her Deferrals and any Company Matching Contribution Amounts allocated to him or her, as adjusted pursuant to Section 4.3.

b.	“Affiliated Company” means any company or corporation directly or indirectly controlled by Zimmer Biomet Holdings, Inc.
c.

“Base Salary” means that portion of a Participant’s compensation for services to the Company that is his or her annual base salary, excluding bonuses, Performance Bonuses, Commissions, incentive and all other remuneration for services rendered to the Company or any Affiliated Company.

d.	“Beneficiary” or “Beneficiaries” means the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance

1

with procedures established by the Committee (or its designee), in accordance with Section 6.2, to receive any benefits that may be payable under the Plan in the event of the Participant’s death.
e.	“Board of Directors” or “Board” means the Board of Directors of Zimmer Biomet Holdings, Inc.
f.	“Code” means the Internal Revenue Code of 1986, as amended.
g.

“Commissions” means any compensation, in addition to Base Salary and Performance Bonus, paid to a Participant as an employee of the Company under any employment or compensation agreement or incentive arrangement in connection with the sales of the products of the Company or an Affiliated Company, provided: (1) a substantial portion of the Participant’s services to the Company consists of the direct sale of a product or a service to a customer that is not related or treated as related to the Company or to the Participant (under Treasury regulation 1.409A-1(f)(2)(ii) and (iv)); (2) the amount the Company pays to the Participant consists either of a portion of the purchase price of the product or service or of an amount substantially all of which is calculated by referenced to volume of sales; and (3) payment is either contingent upon the Company receiving payment from an unrelated customer (as described in clause (1)) or, if consistently applied to all similarly situated service providers, is contingent upon the closing of a sales transaction and such other requirements as the Company may specify before the closing of the sales transaction.

h.	“Committee” means the Retirement & Investment Committee of Zimmer Biomet Holdings, Inc., which administers the Plan as provided in Article VII.
i.	“Company” means Zimmer Biomet Holdings, Inc. and its U.S. subsidiaries.
j.

“Company Matching Contribution Account” means the Account maintained by the Company for each Participant that is credited with Company Matching Contribution Amounts, if any, allocated to the Participant, and net earnings and losses on those amounts, as provided in Section 4.2.

k.	“Company Matching Contribution Amount” means an amount, if any, credited by the Company to a Participant’s Company Matching Contribution Account for a Plan Year pursuant to Section 4.2.
l.

“Compensation” means, with respect to a Participant for a Plan Year, the sum of the Participant’s Base Salary and Performance Bonus included in the Participant’s wages for income tax purposes for the Plan Year, increased by amounts of Base Salary and Performance Bonus that would have been included in the Participant’s wages for the year but for the Participant’s election pursuant to Code section 125 or 401(k), or this Plan. Amounts distributed from a Participant’s Accounts in any Plan Year will not be considered Compensation again in the year of distribution.

m.

“Deferral Account” means the Account maintained by the Company for each Participant that is credited with the Participant’s Deferrals, and net earnings and losses on those amounts, as provided in Section 4.1.

n.	“Deferrals” means the portion of a Participant’s Compensation that he or she elects to defer pursuant to Section 4.1.
o.

“Disability” means a condition of a Participant who is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (1) unable to engage in any substantial gainful activity, or (2) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan maintained by the Company for employees, within the meaning of Code section 409A(a)(2)(C) and Treasury regulation section 1.409A-3(i)(4).

p.	“Distributable Amount” means the Vested balance in the Participant’s Accounts.
q.

“Distribution Event” means, with respect to a Participant, the earliest to occur of (1) the Participant’s Separation from Service, (2) the Participant’s Scheduled Withdrawal Payment Date, (3) the Participant’s Disability, (4) approval of a Hardship Distribution, or (5) the Participant’s death.

r.	“Effective Date” means January 1, 2022.
s.

“Eligible Employee” means any common law employee of Zimmer Biomet who is in salary grade Z07 or higher (unless the Committee determines that such employee is not a key management or highly compensated employee), provided that in no event may an employee of Zimmer Spine or its subsidiaries be an Eligible Employee after December 31, 2021 notwithstanding any Plan provision to the contrary (although an employee of Zimmer Spine will remain a Participant with respect to amounts deferred with respect to performance periods prior to January 1, 2022).  The Committee may terminate a Participant’s participation in the Plan in the event of a decrease in salary or salary grade (but not until the end of a Plan Year), in which case the Participant will remain a Participant with respect to amounts already deferred until distributed. An Eligible Employee shall include an employee who was actively participating in the Biomet, Inc. Deferred Compensation Plan (“Biomet Plan”) on December 31, 2015.

t.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
u.	“Hardship Distribution” means a distribution due to an “Unforeseeable Emergency” pursuant to Section 6.3.
v.

“Initial Election Period” means the period selected by the Committee or its designee immediately preceding the Plan Year beginning after the date on which an individual first becomes an Eligible Employee

w.

“Measurement Fund” means one of the mutual funds, insurance company separate accounts, indexed rates, or other measurements of investment performance selected from time to time by the Committee, in its sole discretion, for the purpose of providing the basis on which investment gains and losses will be attributed to Participant’s Accounts, as provided in Section 3.4.

x.

“Participant” means an Eligible Employee who becomes a participant in this Plan in accordance with Article II, provided that in no event may a Transferee Participant be a Participant after December 31, 2021 other than with respect to amounts deferred for performance periods ending prior to January 1, 2022.

y.

“Payment Date” means, with respect to a Distribution Event, a date within the 90-day period immediately following the date on which the Distribution Event occurs; provided, however, that if the Distribution Event is the Participant’s Scheduled Withdrawal Payment Date, the Payment Date will be the 15th day of the month and year as elected by the participant or if the Distribution Event is the Participant’s Separation from Service, the Payment Date will be the 15th day of the month following a six-month delay following Separation from Service, and further subject to Section 6.1.

z.

“Performance Bonus” means, with respect to a Participant, any bonus paid under any bonus plan of the Company which the Company designates as providing a deferrable Performance Bonus under this Plan, including without limitation the Zimmer Biomet Holdings, Inc. Executive Performance Incentive Plan. Amounts distributed from a Participant’s Accounts in any Plan Year are not considered a Performance Bonus again in the year of distribution.

aa.	“Plan” means this Zimmer Biomet Deferred Compensation Plan, as amended from time to time.
bb.	“Plan Year” means the calendar year.
cc.	“Retirement” means a Participant’s voluntary Separation from Service from the Company after reaching age 65, or 55 with 10 Years of Service.
dd.	“Savings Plan” means the Zimmer Biomet Savings and Investment 401(k) Program.
ee.

“Scheduled Withdrawal Payment Date” means the date elected by the Participant pursuant to Section 3.2(a) for payment of amounts from his Accounts that will be deferred in a given Plan Year, as adjusted for attributable earnings and losses, to be made or to commence as set forth on the Participant’s election form (electronically or otherwise) for that Plan Year. A Participant’s Scheduled Withdrawal Payment Date can be no earlier than two years from the last day of the Plan Year for which the applicable Deferrals are credited to the Participant’s Account or the last day of the Plan Year in which the Participant will be 100% Vested, if later.

ff.

“Separation from Service” means, with respect to a Participant, the complete termination of the employment relationship between the Participant and the Company and all Affiliated Companies for any reason other than death. Whether a Separation from Service has occurred will be determined in accordance with Code section 409A(2)(A)(i) and Treasury regulation section 1.409A-1(h).

gg.

“Transferee Participants” means those Participants in the Plan who were employees of Zimmer Biomet and who subsequently became employed by Zimmer Spine or its subsidiaries in connection with the consummation of certain transactions pursuant to that certain Separation and Distribution Agreement between Zimmer Biomet Holdings, Inc. and

ZimVie Inc., a Delaware corporation that will be the ultimate parent company of Zimmer Spine, but only if Zimmer Spine is a subsidiary of the Company on the date of the Participant’s transfer to Zimmer Spine.

hh.	“Unforeseeable Emergency” has the meaning given to that term in Section 6.3.
ii.	“Vested” means, with respect to an Account, that portion of the Participant’s interest in the Account that is nonforfeitable, as determined under Article V.
jj.	“Year of Service” means each 12 calendar months of service with the Company from the Participant’s employment commencement date with the Company.
kk.	“Zimmer Biomet” means Zimmer Biomet Holdings, Inc. and its U.S. subsidiaries.
ll.	“Zimmer Spine” means Zimmer Biomet Spine, Inc. d/b/a ZimVie.

1.2 Rules of Construction.

a.

The Plan is intended to comply with (i) Code section 409A and (ii) the applicable provisions of ERISA, and it will be interpreted and administered accordingly. Except as provided in the preceding sentence or as otherwise expressly provided in this document, the Plan will be construed, enforced, and administered, and its validity determined, in accordance with the internal laws of the State of Indiana, without regard to conflict of law principles, and the following provisions of this Section.

b.	Words used in the masculine gender will be construed to include the feminine gender where appropriate, and vice versa.
c.	Words used in the singular will be construed to include the plural where appropriate, and vice versa.
d.	The headings and subheadings in the Plan are inserted for the convenience of reference only and are not to be considered in the construction of any provision of the Plan.

ARTICLE II.  PARTICIPATION

2.1In General. An Eligible Employee will become a Participant only after completing such forms (electronically or otherwise) and making such elections as the Committee (or its designee) may prescribe, including an agreement to be bound by the terms of the Plan and all determinations of the Committee.

2.2Participation. An Eligible Employee will become a Participant by electing to defer Compensation in accordance with Section 3.1 and such procedures as may be established from time to time by the Committee (or its designee). An Eligible Employee who is hired during a Plan Year may not participate in the Plan until the commencement of the next Plan Year. An individual who, at any time, ceases to be an Eligible Employee will continue to defer Compensation until the end of the Plan Year in which he or she ceases to be an Eligible Employee, and no future Deferrals will be allowed until such time as the individual again becomes an Eligible Employee. In such a case, the individual will remain a Participant with respect to amounts already deferred but not yet withdrawn or distributed. A Participant will remain a Participant until all amounts to which he or she is entitled under the Plan have been paid.

2.3. Transferred Employees. An Eligible Employee who is transferred to an international assignment will not be eligible to make any further Deferrals under the Plan following the last day of the calendar year in which the Eligible Employee is transferred; however, he or she will remain a Participant in the Plan with respect to amounts already deferred (or for which an irrevocable election is already in effect) but not yet withdrawn or distributed. Any Deferrals made with respect to the current Plan Year will continue through the end of the calendar year of the transfer.    For the avoidance of doubt, any election to defer a Performance Bonus earned for a Plan Year will be given effect even if the Performance Bonus is paid (or would be paid but for the deferral) in the year following the year of change or transfer.  For example, to the extent any Transferee Participants elected to defer all or a portion of their 2021 Performance Bonuses, such Performance Bonus Deferrals will be credited under this Plan notwithstanding the fact that Transferee Participants are not eligible to participate in the Plan for Plan Years commencing January 1, 2022.

2.4. Amendment of Eligibility Criteria. The Committee (or its designee) may, in its discretion, change the criteria for eligibility to comply with all applicable laws relating to salary grade and compensation levels; provided, however, that no change in the criteria for eligibility of any executive officer of the Company will be effected unless those changes are (a) within parameters established by the Compensation and Management Development Committee of the Board, or (b) approved by the Compensation and Management Development Committee of the Board.

ARTICLE III. DEFERRAL ELECTIONS AND COMPANY MATCHING CONTRIBUTION AMOUNTS

3.1Elections to Defer Compensation and/or Performance Bonuses.

a.

Initial Election Period. Subject to the provisions of Article II, each Participant may elect to defer Compensation by filing with the Committee (or its designee) an election that conforms to the requirements of this Section 3.1, on a form (electronically or otherwise) provided by the Committee (or its designee), no later than the last day of his or her Initial Election Period.

b.

Deferral of Base Salary - General Rule. The amount of Base Salary that a Participant may elect to defer is limited to Base Salary to be earned in a Plan Year after the time at which the Participant makes an election to defer in accordance with subsection (a). A Participant may defer up to 50% of his or her Base Salary, provided that the total amount deferred by the Participant will be limited in any calendar year, if necessary, to satisfy Social Security tax (including Medicare), income tax, and employee benefit plan withholding requirements on the Deferral, each as applicable, as determined in the sole and absolute discretion of the Committee (or its designee). The Committee (or its designee) may establish certain minimum contribution amounts from time to time with respect to particular Plan Years.

c.

Duration of Election to Defer Base Salary A Participant’s initial election to defer Base Salary must be received by the Committee (or its designee) prior to the last day of the Participant’s Initial Election Period and will be effective with respect to Base Salary received in the Plan Year after the deferral election is processed and for the duration of that Plan Year. Except as provided in subsection (e), a Participant’s deferral election will continue in effect for the entire Plan Year. A Participant must make a new deferral election for each Plan Year by filing a new election on or before the end of the election period (as established by the Committee or its designee) prior to the beginning of the next Plan Year, which election will be effective on the first day of the next Plan Year.

d.

Deferral of Performance Bonuses. A Participant may elect to defer up to 95% of his or her Performance Bonus to be earned with respect to a Plan Year performance period. Any such election with respect to the performance period for the Performance Bonus must be received by the Committee or its designee not later than the December 31st immediately preceding that performance period (or such earlier date as may be designated by the Committee for such performance period and communicated to the Participants). Any such election will become irrevocable as of January 1 of the performance period for the Performance Bonus. Any election made under this subsection (d) will be effective only for the performance period to which it relates.

e.

Suspension of Deferral Election Due to Unforeseeable Emergency. A Participant’s Deferrals may be suspended for the remainder of a Plan Year if the Participant applies for a Hardship Distribution and the Committee (or its designee) determines, pursuant to Section 6.3, that the Unforeseeable Emergency giving rise to the Participant’s Hardship Distribution request can be relieved, in whole or in part, through the cessation of Deferrals under the Plan.

f.

Separation from Service; Re-employment. A Participant’s Deferrals will cease upon the Participant’s Separation from Service. Upon re-employment with the Company as an Eligible Employee following a Separation from Service, a Participant (or former Participant) may make a new election in accordance with the provisions of subsection (a)).

3.2Elections as to Timing and Form of Payment of Benefits.

a.

Election of Scheduled Withdrawal Payment Date. At the time a Participant makes a deferral election pursuant to Section 3.1, the Participant will also elect his Scheduled Withdrawal Payment Date, if any, for the payment of the Participant’s Vested Accounts attributable to those Deferrals. The Participant will communicate this timing decision by submitting an applicable form (electronically or otherwise) to the Committee or its designee. Notwithstanding any other provision to the contrary under the Plan, if installments for a Participant’s Scheduled Withdrawal Payment Date have not commenced prior to the Participant’s Separation from Service, the form of the distribution will follow the form elected as of the Participant’s Separation from Service, and if the installments for a Participant’s Scheduled Withdrawal Payment Date have commenced prior to the Participant’s Separation from Service, the form of the distribution will follow the installment form elected with respect to that Scheduled Withdrawal Payment Date.

b.

Election of Form of Payment. At the time a Participant makes a deferral election pursuant to Section 3.1, the Participant will also elect the form of the distribution for those Deferrals, as described in subsection (c). The Participant will communicate this form of payment decision by submitting an applicable form (electronically or otherwise) to the Committee (or its designee).

c.

Forms of Payment. A Participant may elect either (i) a lump sum payment on the Participant’s Payment Date, or (ii) substantially equal annual installment payments over a period of (A) two (2) to five (5) years as the form of distribution for a Scheduled Withdrawal Payment Date, or (B) five (5) to fifteen (15) years as the form of distribution for a Separation from Service, provided that any minimum balance established by the Committee (or its designee) for installments is met. If all or any portion of an Account is payable in installments, the first installment will be paid as of the Participant’s Payment Date, and the remaining installments will be paid on each applicable anniversary of the Payment Date. Each installment will consist of a percentage of the Account, which will be equal to (i) one, divided by (ii) one plus the number of installments remaining after the installment for which the calculation is being made. If the Participant does not elect a form of payment pursuant to this subsection (c), he or she will be deemed to have elected a lump sum.

d.

No Subsequent Elections Regarding Timing and Form of Payment. Except as provided in Article VI of this Plan, a Participant may not revoke or revise a prior election as to the timing and form of payment under the Plan.

3.3Deemed Investment Elections.

a.

At the time of making the deferral elections described in this Article III, the Participant will designate, on a form (electronically or otherwise) provided by the Committee (or its designee), the Measurement Fund(s) in which the Participant’s Accounts will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to those Accounts. On a form (electronically or otherwise) provided by the Committee (or its designee), a Participant may change each of his or her deemed investment allocations at least monthly or more frequently as permitted by the Committee or its designee. If a Participant fails to elect a Measurement Fund under this Section, he or she will be deemed to have elected the Measurement Fund selected by the Committee to be the default Measurement Fund pursuant to subsection(b).

b.

The Committee, in its sole and absolute discretion, will select the Measurement Funds to be available under the Plan. The Committee may, in its sole and absolute discretion, discontinue, substitute, or add a Measurement Fund at any time for any reason. The Committee, in its sole and absolute discretion, will select one of the Measurement Funds as the default Measurement Fund, to serve as the measure of investment earnings and losses on the Accounts of Participants who fail to elect a Measurement Fund pursuant to subsection (a), and the Committee may change its selection of the default Measurement Fund from time to time in its sole and absolute discretion.

c.

Although a Participant may designate the type of investments in which his or her Accounts will be deemed to be invested for earnings calculation purposes, the Committee will not be bound by such a designation; that is, the amounts credited to a Participant’s Accounts might not actually be invested in the underlying designated Measurement Fund(s). The designation of a Measurement Fund will not require the Company to invest or earmark its general assets in any particular manner. The Accounts will be hypothetically invested in the designated Measurement Fund(s), and net gains and losses associated with the Measurement Fund(s) will be credited or debited to the Accounts, as applicable, as provided in Section 4.3.

3.4	Company Matching Contribution Amounts.
a.

In General. If a Participant makes Deferrals of Compensation during a Plan Year, the Participant’s Company Matching Contribution Account will be credited with Company Matching Contribution Amounts as provided in this Section 3.4 if the Participant meets the eligibility requirements described in subsection (b). A Participant’s Company Matching Contribution Amounts for a Plan Year will be determined under subsection (c).

b.	Eligibility for Company Matching Contribution Amounts.
i.

To be credited with Company Matching Contribution Amounts for a Plan Year, a Participant must be employed by the Company on the last day of the Plan Year. Matching Contributions Amounts will be credited to respective Participants’ Accounts by the last day of January following the Plan Year.

ii.

Notwithstanding the foregoing, with respect to any Transferee Participant, the Transferee Participant will be deemed to be employed by the Company on the last day of the 2022 Plan Year for purposes of the Plan if the Transferee Participant remains continuously employed by Zimmer Spine or its subsidiaries through December 31, 2022.

iii.

Notwithstanding the foregoing, a Participant who is not employed by the Company on the last day of the Plan Year will still be credited with Company Matching Contribution Amounts for the Plan Year if the Participant (A) had a Separation from Service during the Plan Year by reason of the Participant’s Retirement or Disability, or (B) died during the Plan Year while he or she was employed by the Company or an Affiliated Company. In this case, the Company Matching Contribution Amounts will be credited to the Participant’s Account on the Participant’s Scheduled Payment Date.

c.

Company Matching Contribution Amounts. A Participant’s Company Matching Contribution Amount for the Plan Year will be equal to the lesser of (i) the Deferrals credited to the Participant’s Deferral Account for the Plan Year, or (ii) six percent (6%) of the Participant’s Compensation under the Plan for the Plan Year, and less any match under the Savings Plan for the same Plan Year. Notwithstanding any Plan provision to the contrary, with respect to any Participant, a Company Matching Contribution for a Plan Year plus any match under the Savings Plan for the same Plan Year may never exceed 100% of the matching amount that would be provided under the Savings Plan for the Plan Year absent any plan-based restrictions that reflect limits on qualified plan contributions under the Internal Revenue Code within the meaning of Treasury Regulation Section 1.409A-3(j)(5)(iv).

ARTICLE IV. PARTICIPANT ACCOUNTS AND UNFUNDED NATURE OF THE PLAN

4.1Deferral Accounts. The Committee (or its designee) will establish and maintain a Deferral Account for each Participant under the Plan. As soon as administratively feasible after amounts are withheld and deferred from a Participant’s Base Salary and/or Performance Bonus, the Committee (or its designee) will credit the Participant’s Deferral Account with an amount equal to the Base Salary and/or Performance Bonus deferred by the Participant in accordance with the Participant’s election(s) pursuant to Section 3.1.

4.2Company Matching Contribution Accounts. The Committee (or its designee) will establish and maintain a Company Matching Contribution Account for each Participant who is credited with a Company Matching Contribution Amount under Section 3.4. As soon as practicable after the end of a Plan Year (by the last day of January following such Plan Year), the Company Matching Contribution Amount, if any, credited to a Participant for that Plan Year will be credited to the Participant’s Company Matching Contribution Account.

4.3Adjustment for Earnings and Losses. Pursuant to rules and procedures acceptable to the Committee, for each day on which the securities markets in the United States are open for trading, the Committee’s designated record keeper for the Plan will adjust each Participant’s Account(s) to reflect investment returns or losses of the Measurement Funds selected by the Participant pursuant to Section 3.4.

4.4Accounts are Unfunded. The Plan is unfunded. The maintenance of individual accounts is for bookkeeping purposes only. The Company is not obligated to acquire, segregate, or set aside, in trust or otherwise, any assets of any kind for the discharge of its obligations under the Plan, nor will any Participant have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company’s obligations under the Plan.

ARTICLE V. VESTING

5.1Participant Contributions. A Participant’s interest in his or her Deferral Account will be 100% Vested at all times.

5.2Company Contributions. A Participant’s interest in his or her Company Matching Contribution Account will become Vested in accordance with the following vesting schedule:

Years of Service	Percentage Vested
Less than 1	0%
1	25%
2	50%
3	75%
4 or more	100%

If a Participant has a Separation from Service before his or her Company Matching Contribution Account is fully Vested, the Participant will irrevocably forfeit the portion of his or her Company Matching Contribution Account that is not Vested, and in no event will a portion of a Participant’s Company Matching Contribution Account be distributed before it is Vested. Any forfeitures of Company Matching Contribution Accounts will be retained by the Company.

Notwithstanding the foregoing, with respect to any Transferee Participant, the Transferee Participant will not be deemed to have a Separation from Service until the Participant has a Separation from Service from Zimmer Spine and all of its subsidiaries and all Years of Service with Zimmer Spine will be deemed to be Years of Service with the Company for purposes of this Section 5.2 with respect to such Transferee Participants.

5.3. Termination for Cause. Notwithstanding anything to the contrary in the Plan, if a  Participant is terminated for “Cause,” as defined below, or information is discovered after the Participant’s separation that would have allowed the Company to terminate for Cause, then the Participant shall forfeit any and all amounts in his Company Matching Contribution Account. For purposes herein, “Cause” means (1) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the Participant’s ’s incapacity due to physical or mental illness) for a period of at least 30 consecutive days after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties; (2) the Participant willfully engages in conduct that is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; or (3) the Participant is convicted of, or has entered a plea of no contest to, a felony.

ARTICLE VI. DISTRIBUTIONS

6.1. Distribution of Participant Accounts.

a.

Distribution of Small Accounts Due to Separation from Service. In the case of a Participant who incurs a Distribution Event due to Separation from Service and has a total Vested Account balance less than the applicable dollar amount under Code section 402(g)(l)(B), the Distributable Amount will be paid to the Participant in a lump sum distribution on the Participant’s Payment Date associated with the Separation from Service; provided, however, that no such acceleration will be permitted under this Section to the extent that (i) the payment would not otherwise result in the complete liquidation of the Participant’s entire interest under the Plan, including all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury regulation section 1.409A-1(c)(2), and (ii) the sum of all such payments would exceed the applicable dollar amount under Code section 402(g)(l)(B).

b.	Distribution Due to Separation from Service or Scheduled Withdrawal Payment Date.
i.	Distribution Event – Separation from Service. In the case of a Participant who incurs a Distribution Event due to Separation from Service and the distribution provision in

Section 6.1(a) does not apply because the Participant has a Vested Account balance, including amounts deferred under all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury regulation section 1.409A-1(c)(2), of more than the applicable dollar amount under Code section 402(g)(1)(B), the Participant will receive, or will begin to receive if payable in installments, his or her Distributable Amount, in the form elected by the Participant as of his or her Payment Date associated with the Separation from Service.

ii.

Distribution Event – Scheduled Withdrawal Payment Date.  In the case of a Participant who incurs a Distribution Event due to a Scheduled Withdrawal Payment Date, the Participant will receive, or will begin to receive if payable in installments, his or her Distributable Amount, in the form elected by the Participant as of his or her Payment Date associated with the Scheduled Withdrawal Payment Date.

c.

Distribution Due to Death. In the case of a Participant who dies before his or her Accounts have been distributed in full, the Participant’s Beneficiary will receive the total undistributed Vested balance in the Participant’s Accounts in a lump sum distribution within 90 days following the date of the Participant’s death.

d.

Distribution Due to Disability. In the case of a Participant who incurs a Distribution Event due to Disability, the Participant will receive the total undistributed Vested balance in the Participant’s Accounts in a lump sum distribution within 90 days following the date on which the Committee (or its designee) determines that the Participant has incurred a Disability. The determination of Disability will be made in accordance with the Company’s long-term disability plan in effect at the time of the Participant’s claim of Disability, provided the definition of disability applied under that disability plan complies with this Plan’s definition of Disability.

e.	Earnings. A Participant’s Accounts will continue to be adjusted for earnings and losses pursuant to Section 4.3 until all amounts credited to his or her Accounts under the Plan have been distributed.

6.2. Designation of Beneficiary. A Participant may, in a time and manner determined by the Committee, designate a Beneficiary (including one or more contingent Beneficiaries) to receive any benefits payable under the Plan in the event of the Participant’s death. No Beneficiary designation with respect to the Plan will become effective until it is filed with the Committee (or its designee). Any Beneficiary designation will be revocable at any time through a written instrument filed by the Participant with the Committee (or its designee) with or without the consent of the previous Beneficiary. If a Participant fails to designate a Beneficiary or contingent Beneficiary, or if there is no surviving designated Beneficiary, then the Participant’s estate will be the Participant’s Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, then the Participant’s estate will be the Participant’s Beneficiary. Payment by the Company pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed under the Plan will terminate any and all liability of the Company with respect to the deceased Participant.

6.3. Hardship Distribution. In the event of an Unforeseeable Emergency, a Participant will be permitted to elect a Hardship Distribution from his or her Vested Accounts prior to his or her Payment Date, subject to the following restrictions:

a.

The election to take a Hardship Distribution must be made by filing a form (electronically or otherwise) provided by and filed with the Committee (or its designee) in the time and manner determined by the Committee (or its designee).

b.

A Hardship Distribution may not be made unless the Committee (or its designee), in its discretion, determines that the distribution is necessary to alleviate an “Unforeseeable Emergency” within the meaning given to that term under Code section 409A and Treasury regulation section 409A-3(i)(3).  In general, “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her dependent (as defined in Code section 152(a)), loss of a Participant’s property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.  The circumstances that would constitute an
Unforeseeable Emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that the financial hardship resulting from the Unforeseeable Emergency is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (3) by cessation of Deferrals under this Plan.

c.

The amount determined by the Committee (or its designee) as a Hardship Distribution will be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution is approved by the Committee (or its designee). The Hardship Distribution will be treated as taken pro rata from each of the Measurement Funds in which the Participant’s Accounts are deemed invested under Section 3.4.

d.

If a Participant receives a Hardship Distribution during a Plan Year, the Participant will be ineligible to defer Compensation under the Plan for the balance of the Plan Year and the following Plan Year.

6.4. Distribution Upon Adverse Finding by the Internal Revenue Service. If the Internal Revenue Service asserts that amounts deferred by a Participant pursuant to the Plan are included in the Participant’s income for federal income taxes before distribution, the Committee (or its designee) will cause to be distributed to the Participant from his or her Vested Account an amount equal to all taxes, interest and penalties owed by the Participant as a result of that inclusion in taxable income.

6.5. Inability to Locate Participant. In the event that the Committee (or its designee) is unable to locate a Participant or Beneficiary within two (2) years following the required Payment Date, the amounts credited to the Participant’s Accounts will be forfeited. If the Participant or Beneficiary later claims a benefit after it has been forfeited pursuant to the preceding sentence, the benefit will be reinstated without interest or earnings.

ARTICLE VII. ADMINISTRATION

7.1. Plan Administrator. The Committee will be the administrator of the Plan and will have full discretionary power and authority to administer the Plan in all its details.

7.2. Committee Action. The Committee may act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to the action, a written consent to the action is executed (manually or electronically) by all members of the Committee and filed with the minutes of the proceedings of the Committee. A member of the Committee cannot vote or act upon any matter that relates solely to himself or herself as a Participant. Any member or members of the Committee may execute any certificate or other written direction on behalf of the Committee.

7.3. Powers of the Committee as Administrator.

The Committee’s powers as administrator of the Plan will include, but will not be limited to, the following:

a.	To select the Measurement Funds in accordance with Section 3.4(b);
b.

To construe and interpret the terms and provisions of the Plan and to decide any and all questions arising under the Plan, including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

c.	To determine the amounts to be distributed to any Participant or Beneficiary in accordance with the terms of the Plan and determine the person or persons to whom the amounts will be distributed;
d.	To maintain all records that may be necessary for the administration of the Plan;
e.	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as required by law;
f.

To make, publish, and enforce such rules for the regulation of the Plan and procedures for the administration of the Plan that are not inconsistent with the written terms of the Plan, as the Committee deems necessary or advisable for the efficient administration of the Plan;

g.	To allocate or delegate its powers to other persons;
h.	To appoint persons to carry out administrative and recordkeeping functions with respect to the Plan; and
i.	To take all other actions necessary for the administration of the Plan.

7.4. Construction and Interpretation. The Committee will have full discretionary authority to construe and interpret the terms and provisions of the Plan, and the Committee’s interpretations or construction will be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee will administer the Plan’s terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all applicable laws.

7.5. Information. To enable the Committee to perform its functions, the Company will supply full and timely information to the Committee or its designee on all matters relating to the Compensation of all Participants, their death or other events that cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

7.6. Compensation, Expenses and Indemnity.

a.	The members of the Committee will serve without compensation for their services under the Plan.
b.

The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties with respect to the Plan. Expenses and fees in connection with the administration of the Plan will be paid by the Company.

c.

To the extent permitted by applicable law, the Company will indemnify and hold harmless the Committee and each Committee member, the Board, and any delegate of the Committee who is an employee of the Company, against any and all expenses, liabilities and claims, including legal fees to defend against liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity will not preclude further indemnities that may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as permitted under applicable law.

7.7. Account Statements. At least once each year, each Participant will be furnished (electronically or otherwise) a statement setting forth the value of his or her Accounts.

7.8. Claims and Appeals Procedures. Any person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan must file a written claim for the benefit with the Committee (or its designee). If the Committee (or its designee) denies the claim in whole or in part, it will issue to the claimant a written notice explaining the reason(s) for the denial (with specific reference to the Plan provisions on which the denial is based), and describing any additional information or documentation that might enable the claimant to perfect his or her claim (with an explanation of why the information or documentation is necessary). The written notice will also include appropriate information as to the steps to be taken if the claimant wishes to request a review of the claim denial (including the time limits for requesting a review). Within sixty (60) days after receiving a written notice of denial, the claimant may submit a written request for a review of the initial denial to the Committee (or its designee), together with a written explanation of the basis for the request. The claimant or his or her duly authorized representative may, but need not, review pertinent documents and submit issues and comments in writing for consideration by the Committee (or its designee). If the claimant does not request a review within that sixty (60) day period, he or she will be barred from challenging the Committee’s (or its designee’s) determination. Within sixty (60) days after the Committee’s (or its designee’s) receipt of a request for review, the Committee (or its designee) will consider the request and provide the claimant with a written decision, which will include a written explanation of the reasons for the decision (with reference to the specific Plan provisions on which the decision is based). If special circumstances require an extension of the sixty (60) day time period for considering the claimant’s request for review, the Committee (or its designee) may extend that period by up to an additional sixty (60) days by notifying the claimant in writing, before the end of the original sixty day decision period, of the extension, the reasons for it, and when a decision can be expected. All interpretations, determinations, and decisions of the Committee (or its designee) with respect to any claim will be final and conclusive in the absence of clear and convincing evidence that the interpretation, determination, or decision was made arbitrarily or capriciously. A Participant must use and exhaust the Plan’s administrative claim and appeal procedure described above before filing a lawsuit or taking other legal action of any kind against the Plan. Further, no lawsuit or legal action related to a benefit decision may be filed in any court of law or any other forum unless it is commenced within two years of the Plan’s final decision on the claim. If the Committee determines an appeal is untimely, the Plan’s latest decision on the claim is the final decision date.

ARTICLE VIII. MISCELLANEOUS

8.1.Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns will have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company will be held in any way as collateral security for fulfilling the Company’s obligations under the Plan. Any and all of the Company’s assets will be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligations under the Plan are merely an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries will be no greater than those of unsecured general creditors. It is the Company’s intention the Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA, and the Plan will be interpreted to effectuate this result.

8.2. Restriction Against Assignment. The Company will pay all amounts payable under the Plan only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts will be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor will a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor will any Participant or Beneficiary have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments under the Plan in any manner whatsoever (including, without limitation, under a domestic relations order). Any attempt to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, will be null and void in all respects.

8.3. Withholding. Notwithstanding any other provision of the Plan to the contrary, all payments under the Plan will be subject to reduction for all applicable tax withholdings and other legally or contractually required withholdings. To the extent that amounts credited under the Plan are includable in “wages” for purposes of Chapter 21 of the Code, or are otherwise includable in taxable income, prior to distribution the Company may deduct the required withholding with respect to the wages or income from compensation currently payable to the Participant, or the

Committee or its designee may reduce the Participant’s Accounts under the Plan or require the Participant to make other arrangements satisfactory to the Company for the satisfaction of the Company’s withholding obligations.

8.4.Amendment, Modification, Suspension or Termination. The Board (or its designee), in its sole discretion, may amend or terminate the Plan at any time, in whole or in part, except that no amendment or termination will operate (a) to reduce or deprive a Participant or Beneficiary of any benefit accrued prior to the time of the amendment or termination, (b) to result in an acceleration of the distribution of benefits under the Plan (due to a termination of the Plan or any other reason), unless the acceleration complies with Code section 409A and its interpretive regulations, or (c) to cause any other violation of Code section 409A or the guidance thereunder. Notwithstanding anything in the Plan to the contrary or any election of a Participant to the contrary, in the event that the Company, by action of the Board or its designee, terminates the Plan and all other agreements, methods, programs, and other arrangements sponsored by the Company with respect to which deferrals of compensation are treated as having been deferred under a single plan with this Plan under Treasury regulation section 1.409A-1(c)(2), the Company will have the discretion to accelerate the time of payment under the Plan, provided that no payments occur within twelve (12) months of the termination of those plans or agreements (other than payments that would be payable under the plans or agreements absent termination), all payments are made within twenty-four (24) months of termination of the plans or agreements, and for three (3) years following the date of termination of the Plan the Company does not adopt a new plan or agreement that would be aggregated with the Plan if the same participants participated in the new plan or agreement.

8.5.Rules and Procedures Relating to Payments. Any payment to a Participant or Beneficiary in accordance with the provisions of the Plan will, to the extent of that payment, be in full satisfaction of all claims against the Committee and the Company. The Committee (or its designee) may require a Participant or Beneficiary, as a condition precedent to payment, to execute a receipt and release to that effect; provided, however, that in the event any review and rescission period extends into a new calendar year, any distribution will not be made until the last business day of February of such new year or, if earlier, 90 days from the event giving rise to the distribution; provided, however, that this provision shall not modify the 6-month delay for payments upon Separation from Service required for Code section 409A compliance. Also, prior to paying any benefit under the Plan, the Committee (or its designee) may require a Participant or Beneficiary to provide such information or documentation as the Committee (or its designee), in its sole discretion, deems necessary for it to make any determination required under the Plan. To the extent permitted under Code section 409A, the Committee or its designee may delay payment until satisfied as to the correctness of the payment or the person to receive the payment or to allow the filing in any court of competent jurisdiction for a legal determination of the benefits to be paid and the person to receive them. The Committee specifically reserves the right to correct errors of every sort, and each Participant agrees, on his or her own behalf and on behalf of any Beneficiary, to any method of error correction specified by the Committee or its designee. The Committee is authorized to recover any payment made in error.

In the event that any amount becomes payable under the Plan to a minor or other person who, in the sole judgment of the Committee (or its designee), is considered by reason of physical or mental condition to be unable to give a valid receipt for the payment, the Committee (or its designee) may direct that the payment be made to the person’s spouse, parent, or other party found by the Committee (or its designee), in its sole judgment, to have assumed the care of the payee, unless a duly qualified guardian or other legal representative has been appointed, in which case payment will be made to that guardian or legal representative. Any payment made pursuant to the preceding sentence will constitute a full release and discharge of the Committee (or its designee) and the Company.

8.6. Limitation of Rights and Employment Relationship. Neither the establishment of the Plan, nor any amendment of it, nor the creating of any fund or account, nor the payment of any benefits will be construed as giving to any Participant, Beneficiary, or other person any legal or equitable right against the Company except as provided in the Plan; and in no event will the terms of employment of any employee or Participant be modified or in any way be affected by the provisions of the Plan.

8.7. Code Section 409A. The Company intends that all benefits and payments to be made to a Participant or Beneficiary under the Plan will be provided or paid in compliance with all applicable provisions of Code section 409A and its interpretive regulations, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting Code section 409A, and the Plan will be construed and administered in accordance with this intent. The Plan may be modified to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Code section 409A in connection with, or the benefits and payments to be provided or paid to a Participant or Beneficiary under, the Plan. Any such modification will maintain the original intent and benefit to the Company and the Participant of the applicable Plan provision, to the maximum extent possible without violating Code section 409A. All payments to be made upon a termination of employment under the Plan may only be made upon a “separation from service” under Code section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Code section 409A will be paid under the applicable exception. Further, for purposes of the limitations on nonqualified deferred compensation under Code section 409A, each payment of compensation under the Plan will be treated as a separate payment. In no event may a Participant, directly or indirectly, designate the calendar year of a payment. Although the Committee intends to administer the Plan in accordance with Code section 409A, the Company and the Committee make no guarantee of the tax consequences of participating in the Plan and will not be liable for income tax, interest, or additional taxes or penalties assessed against a Participant or Beneficiary for any reason.

Certified as Final:

By:	/s/Suketu Upadhyay
Suketu Upadhyay
Executive Vice President and Chief Financial Officer

By:	/s/Lori Winkler
Lori Winkler
Senior Vice President and Chief Human Resources Officer